Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Sandra Curlander
	720-888-2292		720-888-2501

Level 3 Signs Agreement to Sell

Software Spectrum Subsidiary for $287 Million

Transaction Expected to Close in Third Quarter 2006

BROOMFIELD, Colo., July 20, 2006 — Level 3 Communications, Inc. (Nasdaq: LVLT)  today announced that it has signed a definitive agreement to sell its wholly owned subsidiary, Software Spectrum, to Insight Enterprises, Inc., (Nasdaq: NSIT), a leading provider of information technology products and services. Software Spectrum is a leading reseller of business software and mobility solutions to large- and medium-sized organizations.

Under the terms of the agreement, Level 3 will receive total consideration of $287 million payable in cash at closing. The purchase price is subject to customary working capital and certain other post-closing adjustments.

“We are pleased that we have reached this agreement with Insight and believe both Software Spectrum’s and Insight’s customers will benefit from the transaction,” said Charles C. Miller III, vice chairman of Level 3. “Level 3’s communications business is presenting numerous investment and growth opportunities. The proceeds from the sale of Software Spectrum will increase Level 3’s ability to pursue those opportunities that are more central to our communications business.”

“We are looking forward to joining forces with Insight,” said Keith Coogan, chief executive officer of Software Spectrum. “Both companies share a similar, client-centered culture. Software Spectrum’s client base and its capabilities in software are a strong addition to Insight’s hardware and services competencies.”

“We are extremely excited about the acquisition of Software Spectrum,” said Richard Fennessy, chief executive officer of Insight. “The company is an excellent complement to Insight’s capabilities and geographic presence. The acquisition will accelerate our companies’ joint progress toward our goal of being a trusted advisor in providing complete technology solutions to companies globally.”

The sale is subject to regulatory approval as well as certain other customary closing conditions, and is expected to close in the third quarter of 2006.

About Level 3 Communications

Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

Level 3 offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3’s network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum’s reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum’s margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.